Exhibit 99.1

Houston, TX, February 15, 2018

Luby’s, Inc. (Luby’s) announced that today its Board of Directors unanimously adopted a stockholders rights plan with a 10% triggering threshold and declared a dividend distribution of one right initially representing the right to purchase one half of a share of Luby’s common stock, upon specified terms and conditions. The rights plan is effective immediately.

The Board adopted the rights plan in view of the concentrated ownership of Luby’s common stock as a means to ensure that all of Luby’s stockholders are treated equally. The rights plan is designed to limit the ability of any person or group to gain control of Luby’s without paying all of Luby’s stockholders a premium for that control. The rights plan was not adopted in response to any specific takeover bid or other plan or proposal to acquire control of Luby’s.

If a person or group acquires 10% or more of the outstanding shares of Luby’s common stock (including in the form of synthetic ownership through derivative positions), each right will entitle its holder (other than such person or members of such group) to purchase, for $12.00, a number of shares of Luby’s common stock having a then-current market value of twice such price. The rights plan exempts any person or group owning 10% or more (35.5% or more in the case of Harris J. Pappas, Christopher J. Pappas and their respective affiliates and associates) of Luby’s common stock immediately prior to the issuance of this press release. However, the rights will be exercisable if any such person or group acquires any additional shares of Luby’s common stock (including through derivative positions) other than as a result of equity grants made by Luby’s to its directors, officers or employees in their capacities as such.

Prior to the acquisition by a person or group of beneficial ownership of 10% or more of the outstanding shares of Luby’s common stock, the rights are redeemable for one cent per right at the option of Luby’s Board of Directors.

The dividend distribution will be made on February 28, 2018 to stockholders of record on that date and is not taxable to Luby’s stockholders. Unless and until a triggering event occurs and the rights become exercisable, the rights will trade with shares of Luby’s common stock.

Luby’s financial condition, operations and earnings per share will not be affected by the adoption of the rights plan.

Further details regarding the rights plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About Luby’s, Inc.

Luby’s, Inc. (NYSE: LUB) is a multi-branded restaurant company headquartered in Houston, TX that operates 163 family-friendly restaurants nationally as of February 15, 2018: 88 Luby’s Cafeterias, 68 Fuddruckers—World’s Greatest Hamburgers®, and 7 Cheeseburger in Paradise. The Company is also the franchisor for 111 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Italy, the Dominican Republic, Panama, and Colombia. Additionally, a licensee operates 34 restaurants with the exclusive right to use the Fuddruckers proprietary marks, trade dress, and system in certain countries in the Middle East. The Company does not receive revenue or royalties from the Middle East restaurants. Luby’s Culinary Contract Services business provides food service management to 22 sites consisting of healthcare, higher education, sport stadiums, and corporate dining locations as of February 15, 2018. For more information, visit www.lubysinc.com.

For additional information contact:

Dennard Lascar Investor Relations

713-529-6600

Rick Black / Ken Dennard

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